Exhibit 99.1

Avnet, Inc. Announces New Five-Year $1.0 Billion
Senior Unsecured Credit Facility

Phoenix, Ariz., November 21, 2011 – Avnet, Inc. (NYSE:AVT) announced today that it has entered into a five-year $1.0 billion senior unsecured revolving credit facility. The facility includes a $250 million accordion feature allowing Avnet to increase its borrowing capacity to up to $1.25 billion, subject to certain conditions. The facility is scheduled to mature on November 18, 2016 and replaces Avnet’s existing credit facility dated as of September 27, 2007.

Bank of America, N.A. will act as administrative agent, swing line lender and letter of credit issuer and the Royal Bank of Scotland PLC, BNP Paribas, the Bank of Nova Scotia and the Bank of Tokyo-Mitsubishi UFJ, LTD. will act as Syndication Agents.

“With the significant growth in Avnet’s business since we signed our previous credit facility, we determined this was an excellent time to expand our credit availability. This five year facility significantly increases our liquidity at attractive terms and conditions and, together with our strong balance sheet, provides the financial flexibility to pursue our strategic growth objectives,” stated Raymond Sadowski, Avnet’s chief financial officer. “There was significant demand for participation in the facility and this strong sponsorship demonstrates confidence by the financial community in Avnet’s future and its solid financial condition.”

About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 2, 2011, Avnet generated revenue of $26.5 billion. For more information, visit www.avnet.com. (AVT—IR)

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

For more information, please contact:

Investor Relations
Vincent Keenan, +1 480-643-7053
Vice President, Investor Relations
Vincent.keenan@avnet.com